Filed Under Rule 424(b)(3), Registration Statement No. 333-97157
 Pricing Supplement Number 92  Dated Monday, December 01, 2003
(To: Prospectus Dated August 20, 2002)

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050XNH2	$955,000.00	100.000%	1.500%	$940,675.00	Fixed	4.650%
Semi-Annual
								12/15/2013	06/15/2004	$24.67	YES	Subordinated Unsecured Notes

Redemption Information: Non-Callable
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC. Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup Capital Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, UBS Financial Services Inc.

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050XNJ8	$2,507,000.00	100.000%	2.000%	$2,456,860.00	Fixed	5.400%
Semi-Annual
								12/15/2018	06/15/2004	$28.65	YES	Subordinated Unsecured Notes

Redemption Information: Callable at 100.000% on 12/15/2006 and every coupon date thereafter.
The Bank of America Internotes will be subject to redemption at the option of Bank of America, in whole on the Interest Payment Date occurring 12/15/2006 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.
 Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC. Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup Capital Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, UBS Financial Services Inc.

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050XNK5	$2,547,000.00	100.000%	2.500%	$2,483,325.00	Fixed	5.600%
Semi-Annual
								12/15/2023	06/15/2004	$29.71	YES	Subordinated Unsecured Notes

Redemption Information: Callable at 100.000% on 12/15/2007 and every coupon date thereafter.
The Bank of America Internotes will be subject to redemption at the option of Bank of America, in whole on the Interest Payment Date occurring 12/15/2007 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.
 Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC. Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup Capital Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, UBS Financial Services Inc.

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050XNL3	$5,379,000.00	100.000%	2.500%	$5,244,525.00	Fixed	5.750%	Semi-Annual	12/15/2028	06/15/2004	$30.51	YES	Subordinated Unsecured Notes

Redemption Information:Callable at 100.000% on 12/15/2008 and every coupon date thereafter.
The Bank of America Internotes will be subject to redemption at the option of Bank of America, in whole on the Interest Payment Date occurring 12/15/2008 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.
 Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC. Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup Capital Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, UBS Financial Services Inc.

Trade Date: Monday, December 01, 2003 @12:00 PM ET
Settlement Date: Thursday, December 04, 2003
Minimum Denomination/Increments: $1,000.00/$1,000.00
Moody's Investor Services Rating: Subordinated: Aa3
S&P Ratings Services Rating: Subordinated: A
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0443 via Pershing, LLC

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes(®) is the trade mark of INCAPITAL, LLC. All rights reserved

Bank of America $6,000,000,000 Bank of America InterNotes Prospectus Dated 20-Aug-02
 Recent Developments
On October 14, 2003, we reported earnings for the quarter ended September 30, 2003. The press release containing that information was filed with the SEC on our Current Report on Form 8-K (the "Form 8-K") dated October 14, 2003. The same day, we filed a second Form 8-K describing pending litigation and regulatory matters arising from trading in mutual funds in the Nations Funds family. On October 27, 2003, we announced that we have entered into an Agreement and Plan of Merger dated as of October 27, 2003 with FleetBoston Financial Corporation, providing for the merger of FleetBoston with and into us (the "FleetBoston Merger"). The press release containing that information was filed with the SEC on a Form 8-K dated October 27, 2003. On October 28, 2003 we filed a second Form 8-K with copies of the merger agreement and additional information concerning the FleetBoston Merger. Finally, on November 5, 2003, we filed a third Form 8-K with the SEC contatining selected preliminary unaudited pro forma condensed consolidated financial information about the FleetBoston Merger. Each of these Form 8-K's contains additional information and is incorporated by reference into this pricing supplement. Copies of the Form 8-K's are available over the Internet at the SEC's home page at http://www.sec.gov.